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:  FORM 4  :
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20552

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

|_| CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4
    OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).

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1. Name and Address of Reporting Person

    DELTEC INTERNATIONAL S.A.
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   (Last)                     (First)                       (Middle)

                            DELTEC HOUSE, LYFORD CAY
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                                    (Street)

    NASSAU, BAHAMAS
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   (City)                     (State)                       (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   BROADWAY FINANCIAL CORPORATION (BYFC)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

                               DECEMBER 1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer (Check all applicable)

   ____ Director                       __X__ 10% Owner
   ____ Officer (give title below)     _____ Other (Specify below)


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

TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1.Title of Security    2.Trans-     3.Trans-       4.Securities Acquired (A)    5.Amount of         6.Ownership     7.Nature of
  (Instr. 3)             action       action         or Disposed of (D)           Securities Bene-    Form: Direct    Indirect
                         Date         Code           (Instr. 3, 4 and 5)          ficially Owned      (D) or          Beneficial
                         (Month/      (Instr. 8)     ------------------------     at End of           Indirect (I)    Ownership
                          Day/      ------------     Amount   (A) or  Price       Month (Instr.       (Instr. 4)      (Instr. 4)
                          Year)     Code      V               (D)                 3 and 4)
-------------------    ---------    ------------     ------------------------   ------------------  --------------  ---------------
Common Stock (par                                                                                                    Through
value $0.01 per share)  12/30/97      P             8,153 1/4  A      13 1/8     215,861 3/4            I             Subsidiary
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                     (Print or Type Responses)



 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 3)


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2.   Conversion or Exercise Price of Derivative Security


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3.   Transaction Date (Month/Date/Year)


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4.   Transaction Code (Instr. 8)
           Code                          V
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5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)
            (A)                          (D)
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6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
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7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
           Title                   Amount or Number of Shares
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8.   Price of Derivative Security (Instr. 5)


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9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)


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10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 4)


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11.  Nature of Indirect Beneficial Ownership (Instr. 4)


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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                        /s/ Andre J. Feldman                         01/06/98
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                       **Signature of Reporting Person                Date
                               Andre J. Feldman
                                Vice President


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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